EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-156405 on Form S-3 and Registration Statement Nos. 333-100349, 333-61614, 333-44870, 333-107810, 333-121282, 333-121283, 333-144525, 333-163688, 333-163689, 333-163690 and 333-163691 on Form S-8 of our report dated June 29, 2010, relating to the financial statements and supplemental schedule of CHS/Community Health Systems, Inc. 401(k) Plan (formerly known as the Community Health Systems, Inc. 401(k) Plan) appearing in this Annual Report on Form 11-K of CHS/Community Health Systems, Inc. 401(k) Plan (formerly known as the Community Health Systems, Inc. 401(k) Plan) for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
June 29, 2010